UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 1 ) *


                                  Vizacom, Inc.

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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)



                                  928 55 E 10 2
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                                 (CUSIP Number)


                                November 1, 2002
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             (Date of Event Which Requires Filing of this Statement)


[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)


     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of this Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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

CUSIP No. 928 55 E 10 2


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1                 NAME OF REPORTING PERSON
                  I.R.S. Identification Nos. of above persons (entities only)

                  TW Private Equity Corp.
                  74-302-2753

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2                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  /_/
                                                                       (b)  /X/


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3                 SEC USE ONLY


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4                 CITIZENSHIP OR PLACE OF ORGANIZATION

                  New York


                                    7       SOLE VOTING POWER
 NUMBERS OF
  SHARES
BENEFICIALLY
 OWNED BY
   EACH
 REPORTING
PERSON WITH
                                            901,820
                                    --------------------------------------------
                                    8       SHARED VOTING POWER




                                    --------------------------------------------
                                    9       SOLE DISPOSITIVE POWER



                                            901,820
                                    --------------------------------------------

                                    10      SHARED DISPOSITIVE POWER






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11                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                  PERSON

                  901,820





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




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12                CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES (See Instructions)                      /    /


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13                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  7.3%


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14                TYPE OF REPORTING PERSON

                  CO



Item 4.   OWNERSHIP

          (a) Amount beneficially owned: 901,820
          (b) Percent of Class: 7.3%
          (c) Number of Shares as to which the person has:

             (i)   Sole power to vote or to direct the vote: 901,820
             (ii)  Shared power to vote or to direct the vote: 0
             (iii) Sole power to dispose or direct the disposition of: 901,820
             (iv)  Shared power to dispose or to direct the disposition of: 0

Item 10.   CERTIFICATIONS

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURES

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:   February 13, 2003                               TW Private Equity Corp.

                                                      By:/s/ Mark Barbera
                                                         -----------------------
                                                         Mark Barbera, Director


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